Exhibit 99.1

Media contact:	Charles Keller
612-678-7786
charles.r.keller@ampf.com

Stockholder contact:	Gary Terpening
212-850-1533
gary.a.terpening@ampf.com
BOARD APPROVAL OF ACQUISITION OF
RIVERSOURCE LASALLE INTERNATIONAL REAL ESTATE FUND, INC.
BY AN OPEN-END FUND
BOSTON, MA, August 11, 2010 — RiverSource LaSalle International Real Estate Fund, Inc. (the “LaSalle Closed-End Fund”) (NYSE: SLS) announced today that its Board of Directors approved, in principle, the acquisition of the LaSalle Closed-End Fund by an open-end fund, Columbia Real Estate Equity Fund (the “Open-End Fund”), a series of Columbia Funds Series Trust I (the “Acquisition”). Each of the LaSalle Closed-End Fund and the Open-End Fund are managed by Columbia Management Investment Advisers, LLC. The Acquisition was also approved by the Open-End Fund’s board of trustees.
As consideration for their shares, holders of the LaSalle Closed-End Fund’s common stock would receive shares of the Open-End Fund with a value equal to the net asset value of their shares of the LaSalle Closed-End Fund common stock on the closing date of the Acquisition. Redemptions and exchanges of shares of the Open-End Fund issued pursuant to the Acquisition would be subject to a redemption fee of 2% for a period of one year following the closing date of the Acquisition.
The Acquisition would be subject to the approval of the stockholders of the LaSalle Closed-End Fund at a special meeting of stockholders of the LaSalle Closed-End Fund, details of which will be made available in a subsequent announcement and included in the prospectus/proxy statement that will be mailed to stockholders of the LaSalle Closed-End Fund.
Important Disclosures:
The foregoing is not an offer to sell, nor a solicitation of an offer to buy, shares of a fund, nor is it a solicitation of any proxy. For information regarding the Open-end Fund, or to receive a free copy of a prospectus/proxy statement relating to the proposed Acquisition once a registration statement relating to the proposed Acquisition has been filed with the Securities and Exchange Commission (“SEC”) and becomes effective, please call the telephone number of the proxy solicitor or visit its website, details of which may be obtained, when available, by contacting columbiamanagement.com. The prospectus/proxy statement (when available) will contain important information about fund objectives, strategies, fees, expenses and risk considerations. The prospectus/proxy statement will also be available for free on the SEC’s website (www.sec.gov). Please read the prospectus/proxy statement carefully before making any decision to invest or to approve the Acquisition.
Columbia Management Investment Advisers, LLC is a wholly owned subsidiary of Ameriprise Financial, Inc. Columbia Management Investment Distributors, Inc. (formerly known as RiverSource Fund Distributors, Inc.) is the principal underwriter of the Columbia, Wanger, Columbia Acorn, RiverSource, Seligman and Threadneedle branded mutual funds.